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                                                                    EXHIBIT 23.2

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re: Parker Drilling Company

       Amendment No. 1 to Registration on Form S-3 (File No. 333-22987)



     We are aware that our report dated January 13, 1997 on our review of interim financial information of Parker Drilling Company for the period ended November 30, 1996 and 1995 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in this amendment to Parker Drilling Company's registration statement. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the amendment to Parker Drilling Company's registration statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.


                                          COOPERS & LYBRAND L.L.P.